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Exhibit 5

Opinion and consent of Armbrecht, Jackson, DeMouy, Crowe, Holmes & Reeves,
L.L.C.

May 10, 2000

UNITED BANCORPORATION OF ALABAMA, INC.
P.O. Drawer 8
Atmore, Alabama 36504

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 of United Bancorporation of Alabama, Inc. (the "Company"), filed by the Company in connection with the registration of up to 35,000 shares of Class A Common Stock, par value $.01 per share, of the Company (the "Common Stock"), to be issued in accordance with the terms of the 1999 Employee Stock Purchase Plan of United Bancorporation of Alabama, Inc. (the "Plan")

     On the basis of such examination of such corporate records, certificates and other documents as we have considered necessary or appropriate for purposes of this opinion, we advise you that upon the due authorization and execution of the Common Stock by the Company and the receipt of payment for the Common Stock in accordance with the provisions of the Plan, then, in our opinion, the Common Stock will have been validly issued and will be fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.


                                                 Very truly yours,

                                                 Armbrecht, Jackson, DeMouy,
                                                  Crowe, Holmes & Reeves, L.L.C.

                                                 By: /s/ James Dale Smith
                                                     ---------------------------
                                                         James Dale Smith